UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

salesforce.com, inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

salesforce.com, inc.

The Landmark @ One Market

Suite 300

San Francisco, California 94105

May 23, 2005

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (“Annual Meeting”) of salesforce.com, inc. on Thursday, July 14, 2005 at 2:00 p.m., local time, at The Fairmont Hotel, 950 Mason Street, San Francisco, California 94108.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of our 2005 Annual Report.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person.

Thank you for your ongoing support of salesforce.com. We look forward to seeing you at our Annual Meeting.

Aloha,

Marc

Marc Benioff

Chairman of the Board of Directors and

Chief Executive Officer

salesforce.com, inc.

The Landmark @ One Market

Suite 300

San Francisco, California 94105

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

To be Held Thursday, July 14, 2005

TO THE STOCKHOLDERS OF SALESFORCE.COM, INC.:

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders of salesforce.com, inc., a Delaware corporation, will be held on Thursday, July 14, 2005 at 2:00 p.m., local time, at The Fairmont Hotel, 950 Mason Street, San Francisco, California 94108, for the following purposes:

1.	To elect two Class I directors, Marc Benioff and Alan Hasssenfeld, to serve for a term of three years and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2006; and

3.	To transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. We are not aware of any other business to come before the meeting.

Only stockholders of record at the close of business on May 17, 2005 and their proxies are entitled to attend and vote at the meeting and any and all adjournments, continuations or postponements thereof.

All stockholders are cordially invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if such stockholder returned a proxy. You will need to bring the enclosed Admission Ticket or proof of ownership of salesforce.com stock to enter the meeting.

This Notice, the Proxy Statement and the 2005 Annual Report are first being mailed to stockholders on or about May 25, 2005.

By Order of the Board of Directors

David Schellhase

Secretary

San Francisco, California

May 23, 2005

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THE PURPOSE OF RETURNING YOUR PROXY CARD. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

salesforce.com, inc.

The Landmark @ One Market

Suite 300

San Francisco, California 94105

PROXY STATEMENT FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

The Board of Directors of salesforce.com, inc., a Delaware corporation (“salesforce.com” or the “Company”) is soliciting this Proxy Statement and the enclosed proxy card for use at our 2005 Annual Meeting of Stockholders (“Annual Meeting”), to be held on Thursday, July 14, 2005 at 2:00 p.m., local time, and for any adjournment or postponement of the meeting. Our Annual Meeting will be held at The Fairmont Hotel, 950 Mason Street, San Francisco, California 94108. You will need to bring the enclosed Admission Ticket or proof of ownership of salesforce.com stock to enter the meeting. Our Annual Report for the fiscal year ended January 31, 2005, or fiscal 2005, including our financial statements for fiscal 2005 is also enclosed. These proxy materials are first being mailed to stockholders on or about May 25, 2005.

Stockholders Entitled to Vote; Record Date

As of the close of business on May 17, 2005, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 106,046,074 shares of common stock of the Company, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder. No shares of preferred stock of the Company were outstanding as of May 17, 2005.

All valid proxies received before the Annual Meeting will be exercised. Stockholders entitled to vote at the Annual Meeting may vote by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-prepaid envelope.

Quorum; Abstentions; Broker Non-Votes

The Company’s Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting; however, broker “non-votes” are not deemed to be “votes cast.” As a result, unlike abstentions or withheld votes, broker “non-votes” are not included in the tabulation of the voting results on proposals requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition of such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting; Revocability of Proxies

Voting by attending the meeting. A stockholder may vote his or her shares in person at the Annual Meeting. A stockholder planning to attend the Annual Meeting should bring the enclosed Admission Ticket and proof of identity for entrance to the Annual Meeting. If a stockholder attends the Annual Meeting, he or she may also submit his or her vote in person, and any previous votes that were submitted by the stockholder will be superseded by the vote that such stockholder casts at the Annual Meeting. Your attendance at the Annual Meeting in and of itself will not revoke any prior votes you may have cast.

Voting by proxy card; Discretionary Voting. All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of proxy. You may revoke your proxy by (1) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of the Company or should be sent to the Company’s principal executive offices, salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105, Attention: Corporate Secretary.

If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to change your vote.

Expenses of Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional solicitation materials furnished to stockholders. In addition, the Company may arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their reasonable, out-of-pocket expenses. The Company may use the services of the Company’s directors, officers and others to solicit proxies, personally or by telephone, without additional compensation. The Company has retained Georgeson Shareholder Communication Services, Inc., a proxy solicitation firm, for assistance in connection with the Annual Meeting at a cost of approximately $1,500 plus reasonable out-of-pocket expenses.

Procedure for Submitting Stockholder Proposals

Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company must satisfy the requirements set forth in the advance notice provision under the Company’s Bylaws. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder proposal must be received at the Company’s principal executive offices not less than one hundred twenty (120) calendar days in advance of the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting; except that if no annual meeting was held in the previous year or if the date of the annual meeting is more than thirty (30) calendar days earlier than the date contemplated at the time of the previous year’s proxy statement, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was publicly announced. Stockholder proposals to be presented at the next annual meeting of stockholders must be received by the Secretary of the Company at the Company’s principal executive offices not later than January 25, 2006. Any such proposals which are also intended to be included in the Company’s proxy statement for the next annual meeting of stockholders of the Company must also satisfy the conditions established by the Securities and Exchange Commission for that meeting, including the requirement that such proposals be received by a date not later than January 25, 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of six directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to earlier resignation or removal.

The terms of the Class I directors will expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders are the current Class I members of the Board of Directors, Marc Benioff and Alan Hassenfeld. If elected, the nominees will serve as directors until the annual meeting of stockholders in 2008 and until their successors are elected and qualified.

The names and certain information about the continuing directors in each of the three classes of the Board of Directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy in the form enclosed will be voted, unless otherwise indicated, for the election of the nominees for election as Class I directors to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as the Board of Directors may designate in place of such nominee.

Nominees for Class I Directors

The names of the nominees for Class I directors and certain information about each are set forth below.

Name	Positions and Offices Held with the Company	Director Since	Age
Marc Benioff	Chairman of the Board and Chief Executive Officer	1999	40
Alan Hassenfeld	Director	2003	56

Marc Benioff co-founded salesforce.com in February 1999 and has served as Chairman of the Board of Directors since inception. He has served as Chief Executive Officer since November 2001. From 1986 to 1999, Mr. Benioff was employed at Oracle Corporation where he held a number of positions in sales, marketing and product development, lastly as a Senior Vice President. Mr. Benioff is Co-Chairman of The President of the United States’ Information Technology Advisory Committee (PITAC). Mr. Benioff also serves as Chairman of the Board of Directors of the salesforce.com/foundation. Mr. Benioff received a Bachelor of Science in Business Administration (B.S.B.A.) from the University of Southern California.

Alan Hassenfeld has served as a Director since December 2003. From 1989 until May 2003, Mr. Hassenfeld was Chairman and Chief Executive Officer of Hasbro, Inc., a provider of children’s and family entertainment products, and has been Chairman of Hasbro since May 2003. Mr. Hassenfeld is a trustee of the Hasbro Charitable Trust and Hasbro Children’s Foundation. Mr. Hassenfeld also serves as a member of the Board of Directors of the salesforce.com/foundation. Mr. Hassenfeld received a B.A. from the University of Pennsylvania.

Vote Required and Board of Directors’ Recommendation

The two candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting will be elected directors of the Company to serve until their successors have been duly elected and qualified.

The Board of Directors Recommends a Vote “For” the Nominees Listed Above.

Directors Not Standing for Election

The names and certain information about the continuing members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below. Consistent with a listing requirement of the New York Stock Exchange recommending board classes of equal size, the Board of Directors appointed Craig Ramsey, who had served as a one of three Class III directors from April 2003 to May 2005, to fill the vacancy in Class II created by the departure of Ms. Magdalena Yesil in December 2004, effective May 2005.

Name	Positions and Offices Held with the Company	Director Since	Class and Year in Which Term Will Expire	Age
Craig Ramsey	Director	2003	Class II 2006	58
Sanford R. Robertson	Director	2003	Class II 2006	74
Stratton Sclavos	Director	2000	Class III 2007	43
Larry Tomlinson	Director	2003	Class III 2007	64

Craig Ramsey has served as a Director since April 2003. From July 2003 to September 2004, Mr. Ramsey served as CEO of Pay By Touch, a biometrics payments company. From March 1996 to April 2000, Mr. Ramsey served as Senior Vice President, Worldwide Sales, of Siebel Systems, Inc., a provider of eBusiness applications. From March 1994 to March 1996, Mr. Ramsey served as Senior Vice President, Worldwide Sales, Marketing and Support for nCube, a maker of massively parallel computers. From 1968 to 1994, Mr. Ramsey held various positions with Oracle Corporation, Amdahl and IBM. Mr. Ramsey currently serves on the Board of Directors of Pay By Touch, Arcsight and Guidewire. He received a B.A. in Economics from Denison University.

Sanford R. Robertson has served as a Director since October 2003. He is a principal of Francisco Partners, a technology buyout fund. Prior to founding Francisco Partners in January 2000, Mr. Robertson was the founder and chairman of Robertson, Stephens & Company, a technology investment bank. Mr. Robertson has been an active technology investor and advisor to several technology companies. Mr. Robertson was also the founder of Robertson, Colman, Siebel & Weisel, later renamed Montgomery Securities, another prominent technology investment bank. Mr. Robertson is a director of Dolby Laboratories, Inc., Pain Therapeutics, Inc. and the Schwab Fund for Charitable Giving. Mr. Robertson received a B.B.A. and M.B.A. from the University of Michigan.

Stratton Sclavos has served as a Director since February 2000. Since July 1995, Mr. Sclavos has served as President, Chief Executive Officer and Director of VeriSign, Inc., a provider of trusted infrastructure services to websites, enterprises, electronic service providers and individuals. In December 2001, Mr. Sclavos was named Chairman of the Board of Directors of Verisign. From July 1993 to June 1995, Mr. Sclavos served as Vice President, Worldwide Marketing and Sales of Taligent, Inc., a software development company that was a joint venture among Apple Computer, IBM and Hewlett-Packard. From May 1992 to September 1993, Mr. Sclavos was Vice President of Worldwide Sales and Business Development of GO Corporation, a pen-based computer company. Prior to that time, he served in various sales and marketing capacities for MIPS Computer Systems, Inc. and Megatest Corporation. Mr. Sclavos serves as a director of VeriSign, Inc., Intuit, Inc. and Juniper Networks, Inc. Mr. Sclavos received a B.S. from the University of California at Davis.

Larry Tomlinson has served as a Director since May 2003. From 1965 to 2003, Mr. Tomlinson was employed at Hewlett-Packard, an information technology company, holding various management and executive positions. From 1993 to June 2003, Mr. Tomlinson was Hewlett-Packard Treasurer and also a Senior Vice President. Mr. Tomlinson serves as a director of Coherent, Inc. and Therma-Wave, Inc. Mr. Tomlinson received a B.S. from Rutgers University and an M.B.A. from Santa Clara University.

Resigning Director

We wish to acknowledge with gratitude the service of Ms. Magdalena Yesil who resigned from the Board of Directors in December 2004.

Board Independence

The Board of Directors has determined that, except for Mr. Benioff as Chief Executive Officer, each of the directors of the Company has no material relationship with the Company and is independent within the meaning of the standards established by the New York Stock Exchange, or NYSE, and the director independence standards of the Securities and Exchange Commission, or SEC, as currently in effect. In making that determination, the Board of Directors considered all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board of Directors also adopted and applied the following standards, which provide that a director will not be considered independent if he or she:

•	is currently an employee of the Company or has an immediate family member who is an executive officer of the Company;

•	has been an employee of the Company within the past three years or has an immediate family member who has been an executive officer of the Company within the past three years;

•	has, or has an immediate family member who has, received within the past three years more than $100,000 during any twelve month period in direct compensation from the Company (other than fees for directors’ services);

•	is, or has an immediate family member who is, a current partner of a firm that is the Company’s internal or external auditor; is a current employee of such firm, or has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or; has, or has an immediate family member who has, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•	has, or has an immediate family member who has, been employed as an executive officer of another company where any of the Company’s present executives serve on the other company’s compensation committee during the past three years; or

•	has been employed as an executive officer or employee, or has an immediate family member who has been employed as an executive officer of, another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1 million or (b) 2% of such other company’s consolidated gross revenues.

Board Meetings and Director Communications

During fiscal 2005, the Board of Directors held seven (7) meetings. During fiscal 2005, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by any of the committees of the Board of Directors on which such director served except for Mr. Ramsey who attended approximately 70% of the aggregate of all meetings of the Board of Directors and the meetings of the committees on which he served. Directors are also expected to attend annual meetings of the stockholders of the Company absent an unavoidable and irreconcilable conflict.

The non-management members of the Board of Directors also meet in regularly scheduled executive sessions without management present. At these sessions, the chair of the Nominating and Corporate Governance Committee acts as Presiding Director. In the absence of the chair of the Nominating and Corporate Governance Committee at any such executive session, the chair of the Audit Committee will serve as Presiding Director. Stockholders and other interested parties may communicate with the Presiding Director, or with any and all other members of the Board of Directors, by mail to the Company’s principal executive offices addressed to the intended recipient and care of our Corporate Secretary or by email to CorporateSecretary@salesforce.com. The Corporate Secretary will maintain a log of such communications and transmit them promptly to the identified recipient, unless there are safety or security concerns that mitigate against further transmission. The intended recipient shall be advised of any communication withheld for safety or security reasons as soon as practicable.

Corporate Governance and Board Committees

Salesforce.com and its Board of Directors regularly review and evaluate the Company’s corporate governance practices. The Board of Directors has adopted corporate governance principles that address the composition of and policies applicable to the Board of Directors as well as a Corporate Code of Conduct applicable to all directors, officers and employees of the Company, including our Chief Executive Officer and Chief Financial Officer. The Company’s corporate governance principles, set forth as Corporate Governance Guidelines, and its Corporate Code of Conduct are available in the Corporate Governance section of the Company’s website at http://www.salesforce.com/company/corporate-governance.jsp, or in print by contacting Investor Relations at our principal executive offices. Any substantive amendments to or waivers of the Corporate Code of Conduct relating to the executive officers or directors of the Company will be disclosed promptly on our website.

The Board of Directors has also adopted a written charter for each of the three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee charter is available in the Corporate Governance section of the Company’s website at http://www.salesforce.com/company/corporate-governance.jsp, or in print by contacting Investor Relations at our principal executive offices. The charter of the Audit Committee is also included in this Proxy Statement as Appendix A.

Audit Committee. The Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee: evaluates the independent registered public accountants’ qualifications, independence and performance; determines the engagement of the independent accountants; approves the retention of the independent accountants to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent accountants on the salesforce.com engagement team as required by law; reviews our consolidated financial statements; reviews our critical accounting policies and estimates; oversees our internal audit function; annually reviews the audit committee charter and the committee’s performance; reviews and approves the scope of the annual audit and the audit fee; and discusses with management and the independent accountants the results of the annual audit and the review of our quarterly financial statements. The Audit Committee held nine (9) meetings in fiscal 2005. The report of the Audit Committee is included in this Proxy Statement.

The current members of the Audit Committee are Messrs. Tomlinson, who is the committee chair, Hassenfeld and Robertson. The Board of Directors has determined that all members of our Audit Committee meet the applicable tests for independence and the requirements for financial literacy under applicable rules and regulations of the NYSE and the SEC. The Board of Directors has further determined that Mr. Tomlinson is the Company’s audit committee financial expert as defined by the SEC.

Compensation Committee. The Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees, including: reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers; evaluating the performance of these officers in light of those goals and objectives; and setting compensation of these officers based on such evaluations. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans. The Compensation Committee also reviews and evaluates the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter, and prepares any report required under SEC rules. The Compensation Committee held six (6) meetings in fiscal 2005. The report of the Compensation Committee is included in this Proxy Statement.

The current members of the Compensation Committee are Messrs. Ramsey, who is the committee chair, and Sclavos. The Board of Directors has determined that all members of the Compensation Committee meet the applicable tests for independence under the applicable rules and regulations of the SEC, the NYSE and the Internal Revenue Service.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for: identifying individuals qualified to become members of the Board of Directors; recommending to the Board of Directors director nominees for each election of directors; developing and recommending to the Board of Directors criteria for selecting qualified director candidates; considering committee member qualifications, appointment and removal; recommending corporate governance principles applicable to the Company; and providing oversight in the evaluation of the Board of Directors and each committee. The Nominating and Corporate Governance Committee held three (3) meetings in fiscal 2005.

The current members of the Nominating and Corporate Governance Committee are Messrs. Robertson, who is the committee chair, Hassenfeld and Tomlinson. The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee meet the applicable tests for independence under the applicable rules and regulations of the SEC and the NYSE.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee regularly assesses the appropriate size, composition and needs of the Board of Directors and its respective committees and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Corporate Governance Committee through directors or management. If the Nominating and Corporate Governance Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating and Corporate Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The evaluation of these candidates may be based solely upon information provided to the Nominating and Corporate Governance Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Nominating and Corporate Governance Committee deems appropriate, including the use of third parties to review candidates.

The Nominating and Corporate Governance Committee will evaluate and recommend candidates for membership on the Board of Directors consistent with criteria established by the committee. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective perspective and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all Board of Directors and committee responsibilities. Members of the Board of Directors are expected to prepare for, attend, and participate in all Board of Directors and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, to be in the best interests of the Company and its stockholders. The Nominating and Corporate Governance Committee will also seek appropriate input from the Chief Executive Officer from time to time in assessing the needs of the Board of Directors for relevant background, experience and skills of its members.

In addition, stockholders may nominate directors for election at an annual meeting, provided the advance notice requirements set forth in the Company’s Bylaws have been met, as set forth above in “Procedure for Submitting Stockholder Proposals.” The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Compensation of Directors

The members of our Board of Directors who are not our employees are reimbursed for travel, lodging and other reasonable expenses incurred in connection with attending board and committee meetings. Members do not receive cash compensation for attending board and committee meetings. New non-employee directors receive an initial option to purchase shares of our common stock under the Company’s 2004 Outside Directors Stock Plan upon appointment or election. This initial option grant vests over four years, with 25% vesting after one year and the balance vesting monthly over the remaining period. Under our 2004 Outside Directors Stock Plan, our non-employee directors who have fully vested in their initial option grant receive quarterly stock awards of 3,750 shares of our common stock for service during the preceding quarter. This basic award is increased by 1,250 shares for each committee of the Board of Directors on which the participant served for the entire preceding fiscal quarter and by an additional 1,250 shares for each such committee for which the participant served as chairperson for the entire preceding fiscal quarter. The shares of our common stock subject to these automatic quarterly awards are fully vested upon grant. Currently, Mr. Sclavos is the only director eligible for these quarterly stock awards.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2006. The Board of Directors recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

Ernst & Young LLP has audited our financial statements for the period from inception (February 3, 1999) to the fiscal year ended January 31, 2005. We expect representatives of Ernst & Young LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Fee Disclosure

The following table presents fees billed for professional audit services and other services rendered to the Company by Ernst & Young LLP for the fiscal years ended January 31, 2005 and January 31, 2004.

	Fiscal 2005	Fiscal 2004
Audit Fees (1)	$828,000	$465,000
Audit-Related Fees (2)	654,000	1,830,000
Tax Fees (3)	123,000	145,000

Total	$1,605,000	$1,883,000

(1)	Audit Fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements, review of the quarterly consolidated financial statements and foreign statutory audits and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These include fees for accounting advice, consultations regarding our compliance with the Sarbanes-Oxley Act of 2002 and matters related to our initial public offering.
(3)	Tax Fees consist of fees billed for tax compliance, consultation and planning services.

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young LLP to the Company must be pre-approved by the Audit Committee. The Audit Committee utilizes the following procedures in pre-approving all audit and non-audit services provided by Ernst & Young LLP. At or before the first meeting of the Audit Committee each year, the Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by Ernst & Young LLP during the year. Quarterly, the Audit Committee is presented with an update of any new audit and non-audit services to be provided by Ernst & Young LLP. The Audit Committee reviews the Company’s update and approves the services outlined therein if such services are acceptable to the Audit Committee.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the chair of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees; provided, however, that such additional or amended services may not affect Ernst & Young LLP’s independence under applicable SEC rules. The chair of the Audit Committee reports any such action taken to the Audit Committee at the next Audit Committee meeting.

All Ernst & Young LLP services and fees in fiscal 2005 were pre-approved by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

The Board of Directors Recommends a Vote “For” Ratification of the Appointment of

Ernst & Young LLP as our Independent Registered Public Accounting Firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 15, 2005 by: (i) each of our directors and director nominees; (ii) our Chief Executive Officer and each of the five other most highly compensated executive officers during fiscal 2005; (iii) all directors and executive officers as a group; and (iv) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock, of which there were none. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

The address of each stockholder listed in the following table is salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105. Applicable percentage ownership in the following table is based on 105,986,791 shares of common stock outstanding as of April 15, 2005:

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Marc Benioff (1)	27,824,667	26.25%
Steve Cakebread (2)	679,465	*
Jim Cavalieri (3)	665,000	*
Alan Hassenfeld (4)	200,000	*
David Moellenhoff (5)	1,582,005	1.49%
Craig Ramsey (6)	1,400,000	1.32%
Sanford R. Robertson (7)	300,000	*
Stratton Sclavos	306,780	*
Jim Steele (8)	1,155,000	1.08%
Patricia Sueltz (9)	650,000	*
Larry Tomlinson (10)	252,000	*
All current executive officers and directors as a group (14 persons) (11)	37,610,409	35.49%

*	Less than 1%.
(1)	Includes 770,147 shares held in the Marc R. Benioff 2003 Annuity Trust.
(2)	Includes 542,111 shares issuable upon the exercise of options that are exercisable within 60 days of April 15, 2005, of which 359,647 will be vested and 182,464 will be unvested.
(3)	Includes 340,000 shares issuable upon the exercise of options that are exercisable within 60 days of April 15, 2005, of which 247,290 will be vested and 92,710 will be unvested.
(4)	Includes 200,000 shares issuable upon the exercise of options that are exercisable within 60 days of April 15, 2005, of which 79,166 will be vested and 120,834 will be unvested.
(5)	Includes 50,412 shares held by David V. Moellenhoff, Trustee, The David V. Moellenhoff Grantor Retained Annuity Trust, dated December 15, 2003 and 50,252 shares held by Pamela A. Moellenhoff, Trustee, The Pamela A. Moellenhoff Grantor Retained Annuity Trust, dated December 15, 2003 and 1,331,341 shares held by David V. Moellenhoff and Pamela A. Moellenhoff, Trustees, The Moellenhoff Family Trust, Dated February 12, 2002. Also includes 150,000 shares issuable upon the exercise of options that are exercisable within 60 days of April 15, 2005, of which 46,874 will be vested and 103,126 will be unvested.
(6)	Includes 300,000 shares issuable upon the exercise of options that are exercisable within 60 days of April 15, 2005, of which 174,999 will be vested and 125,001 will be unvested.
(7)	Includes 300,000 shares issuable upon the exercise of options that are exercisable within 60 days of April 15, 2005, of which 131,250 will be vested and 168,750 will be unvested.
(8)	Includes 5,500 shares held in trust for a family member. Also includes 804,119 shares issuable upon the exercise of options that are exercisable within 60 days of April 15, 2005, of which 382,244 will be vested and 421,875 will be unvested.
(9)	Ms. Sueltz is resigning from the Company effective May 31, 2005. Includes 650,000 shares issuable upon the exercise of options that are exercisable through May 31, 2005, of which 203,124 shares will be vested.
(10)	Includes 252,000 shares issuable upon the exercise of options that are exercisable within 60 days of April 15, 2005, of which 114,499 will be vested and 137,501 will be unvested.
(11)	Includes 3,930,830 shares issuable upon the exercise of options that are exercisable within 60 days of April 15, 2005, 1,938,128 will be vested and 1,992,702 will be unvested.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding securities authorized for issuance under our equity compensation plans as of January 31, 2005:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	18,406,228	$5.56	8,759,305	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	18,406,228	$5.56	8,759,305	(1)

(1)	Consists of the 1999 Stock Option Plan, the 2004 Equity Incentive Plan, the 2004 Outside Directors Stock Plan and the 2004 Employee Stock Purchase Plan. The 2004 Employee Stock Purchase Plan will not be implemented unless and until the Board of Directors authorizes the commencement of one or more offerings. Under the 2004 Equity Incentive Plan, the shares that are reserved for issuance are subject to automatic increase on February 1 of each year as follows: (a) in 2005 and 2006 by the lesser of 5% of our then outstanding shares of common stock or 5,000,000 shares, (b) in 2007 and 2008 by the lesser of 4% of our then outstanding shares of common stock or 4,000,000 shares, and (c) in each year from 2009 through 2013 by the lesser of 3.5% of our then outstanding shares of common stock or 3,500,000 shares. The Board of Directors may elect to reduce, but not increase without also obtaining stockholder approval, the number of additional shares authorized in any year under the 2004 Equity Incentive Plan. The 2004 Employee Stock Purchase Plan provides for an automatic annual increase in the number of shares available for issuance under the plan on February 1 of each year beginning in 2005 and continuing through 2013 equal to the smallest of (x) 1% of our then outstanding shares of common stock, (y) 1,000,000 shares, or (z) a lesser number of shares as our Board of Directors may determine.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

The following table summarizes the compensation earned during fiscal years 2005, 2004 and 2003 for services rendered in all capacities by our Chief Executive Officer and our next five most highly compensated executive officers during fiscal 2005. These executives are referred to as the “named executive officers” elsewhere in this Proxy Statement. We do not compensate our named executive officers with perquisites or other personal benefits.

Name and Principal Position	Fiscal Year	Annual Compensation					Securities Underlying Options	All Other Compensation
		Salary			Bonus
Marc Benioff (1) Chairman and Chief Executive Officer	2005 2004 2003	$ $ $	10 1 1		$ $ $	— — —	— — —	$ $ $	— — —

Jim Steele President, Worldwide Sales and Services	2005 2004 2003	$ $ $	300,000 300,000 95,577	(2)	$ $ $	438,000 299,500 75,000	250,000 — 1,350,000	$ $ $	— — —

Patricia Sueltz (3) President, Global Operations	2005 2004 2003	$ $ $	334,871 — —		$ $ $	268,790 — —	650,000 — —	$ $ $	— — —

Steve Cakebread Chief Financial Officer	2005 2004 2003	$ $ $	250,000 250,000 177,244	(4)	$ $ $	207,500 99,875 —	250,000 — 1,000,000	$ $ $	— — —

Jim Cavalieri Chief Information Officer and Senior Vice President of Service Delivery	2005 2004 2003	$ $ $	250,000 212,500 168,333		$ $ $	169,250 29,788 —	50,000 — 200,000	$ $ $	— — —

David Moellenhoff Chief Technology Officer	2005 2004 2003	$ $ $	250,000 205,000 160,000		$ $ $	169,250 28,295 —	150,000 — —	$ $ $	— — —

(1)	At his request, Mr. Benioff receives only a nominal salary, no bonus and no options.
(2)	Mr. Steele joined us in October 2002. The fiscal 2003 amount reflects his compensation from October 2002 to January 31, 2003.
(3)	Ms. Sueltz joined us in February 2004. The fiscal 2005 amount reflects her compensation from February 2004 to January 31, 2005. Ms. Sueltz is resigning from the Company effective May 31, 2005.
(4)	Mr. Cakebread joined us in April 2002. The fiscal 2003 amount reflects his compensation from April 2002 to January 31, 2003.

Option Grants in Fiscal 2005

The following table sets forth certain information regarding all stock option grants made to the named executive officers during fiscal 2005.

	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year (1)	Exercise Price Per Share (2)	Expiration Date

Name					5%	10%
Marc Benioff	—	—	—	—	—	—
Jim Steele	250,000	3.9%	$13.89	9/2/2014	$2,183,837	$5,534,271
Patricia Sueltz	650,000	10.0%	$8.00	3/19/2014	$3,270,252	$8,287,461
Steve Cakebread	250,000	3.9%	$13.89	9/2/2014	$2,183,837	$5,534,271
Jim Cavalieri	50,000	0.8%	$8.00	3/19/2014	$251,558	$637,497
David Moellenhoff	150,000	2.3%	$8.00	3/19/2014	$754,674	$1,912,491

(1)	In fiscal 2005, we granted options to purchase 6,492,767 shares of our common stock to our employees.
(2)	Options granted prior to our initial public offering in June 2004 were granted at fair value prices as determined by our Board of Directors. Following our initial public offering, options were granted at the fair value price of our common stock as determined by the closing price of such stock on such day the option was granted as reported by the NYSE.
(3)	Potential gains are net of exercise price, but before taxes associated with the exercise. These amounts represent certain hypothetical gains based on assumed rates of appreciation, based on SEC rules, and do not represent our estimate or projection of our future stock price. Actual gains, if any, on stock option exercises are dependent on our future performance, overall market conditions and the optionees’ continued employment through the vesting period. Accordingly, the gains reflected in this table may not be achieved.

Aggregate Option Exercises in Fiscal 2005 and Fiscal Year-End Option Values

The following table sets forth information with respect to the named executive officers’ exercise of stock options during fiscal 2005 and the fiscal year-end value of unexercised options held at January 31, 2005.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End (1)		Value of Unexercised In-the-Money Options at Fiscal Year-End (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Marc Benioff	—	—	—	—	—	—
Jim Steele	208,381	$1,437,829	804,119	250,000	$10,131,899	—
Patricia Sueltz	—	—	650,000	—	$3,705,000	—
Steve Cakebread	20,000	$277,400	592,111	250,000	$7,460,599	—
Jim Cavalieri	60,000	$846,000	415,000	—	$5,124,750	—
David Moellenhoff	—	—	150,000	—	$855,000	—

(1)	Options granted pursuant to our 1999 Stock Option Plan are immediately exercisable. However, the Company has the right to repurchase any unvested common stock upon the termination of employment at the original exercise price which lapses at the rate of the vesting schedules. Options granted pursuant to our 2004 Equity Incentive Plan generally do not provide for the immediate exercise of options.
(2)	The fiscal year-end values are based upon the difference between the closing price of our common stock on the NYSE on January 31, 2005 ($13.70 per share) and the exercise price of the option, multiplied by the number of shares issued upon the exercise of, or subject to, the option, without taking into account any taxes that may be payable in connection with the transaction.

Employment Contracts and Certain Transactions

Executive Officer Offer Letters and Agreements. Each of our named executive officers has signed offer letters which provide that the officer is an at-will employee. The offer letters provide for salary, in some instances an initial annual bonus that is based upon our financial performance and the successful completion of specified performance objectives, stock options, and participation in our company-wide employee benefit plans. The terms of the offer letters regarding initial annual bonuses are no longer in effect.

Ms. Sueltz served as our President of Technology, Marketing and Systems from February 2004 to December 2004 and our President, Global Operations from December 2004 to May 2005. Pursuant to her offer letter, her annual base salary was $400,000 and she was eligible to receive a quarterly bonus of up to $50,000, based upon achievement of a mix of company and individual performance objectives. During the first twelve months of her employment, her bonus was guaranteed. Ms. Sueltz was granted options to acquire 650,000 shares of common stock at an exercise price of $8.00, with one-quarter of the shares vesting on the first anniversary of the start date of her employment and the balance vesting in ratable portions each month for 36 months thereafter. We had also agreed that if Ms. Sueltz was terminated without cause during the first twelve months of her employment, she would have received six months of base salary and accelerated vesting of six months of her original stock option grant or monthly vesting through her termination date, whichever is greater.

On May 17, 2005, Ms. Sueltz and the Company entered into a severance and confidentiality agreement and general and special release (the “Agreement”). Under the terms of the Agreement and provided Ms. Sueltz does not revoke her acceptance of the terms of the Agreement on or prior to May 24, 2005, Ms. Sueltz will resign from the Company effective May 31, 2005 and receive a lump sum severance payment of $650,000, less applicable withholdings. In addition, under the Agreement, Ms. Sueltz has agreed to a release of any claims she has or may have against the Company and its past and present directors, officers and employees and to customary restrictions on her use of the Company’s proprietary information following her resignation.

Mr. Kenneth Juster joined us as Executive Vice President, Legal Affairs and Corporate Development in January 2005. His annual base salary is $400,000 and he is eligible to receive a quarterly bonus of up to $50,000, based upon achievement of a mix of company and individual performance objectives. During the first twelve months of his employment, his bonus is guaranteed. Mr. Juster has been granted options to acquire 300,000 shares of common stock at an exercise price of $13.73, with one-quarter of the shares vesting on the first anniversary of the start date of his employment and the balance vesting in ratable portions each month for 36 months thereafter. We have also agreed that if Mr. Juster is terminated without cause during the first twelve months of his employment, he will receive six months of base salary and accelerated vesting of six months of his original stock option grant or monthly vesting through his termination date, whichever is greater. We will also reimburse up to $130,000 of Mr. Juster’s relocation and temporary living expenses.

Change-in-Control. In December 2003, the Board of Directors approved a change in control provision that would affect the compensation of certain of our executive officers. Specifically, if we experience a change in control, and the employment of Mr. Cakebread, Mr. Juster, Mr. Steele or Ms. Sueltz is terminated without cause, or if such officer terminates his or her employment for certain reasons including changes in job responsibilities, geographic relocation or a change in reporting status during the 12-month period following the change in control, then the vesting of the unvested stock options held by such officer automatically accelerates by six months from the date of the change in control.

Transactions with Management and Others. There were no transactions during fiscal 2005 in which the Company has been a party, the amount involved in the transaction exceeds $60,000 and in which any director, director nominee, executive officer, holder of more than 5% of our capital stock, or immediate family member of any of the foregoing individuals had or will have a direct or indirect material interest other than arrangements that are otherwise described herein.

The Company has entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

In January 1999, the salesforce.com/foundation, commonly referred to as the Foundation, a non-profit public charity, was chartered to build philanthropic programs that are particularly focused on youth and technology. The Company’s chairman is the chairman of the Foundation. He, one of the Company’s executive officers and one of the Company’s board members hold three of the Foundation’s eight board seats. The Company is not the primary beneficiary of the Foundation’s activities, and accordingly, the Company does not consolidate the Foundation’s statement of activities with its financial results.

Since the Foundation’s inception, the Company has provided at no charge certain resources to Foundation employees such as office space. The value of these items totals approximately $30,000 per quarter. In addition to the resource sharing with the Foundation, the Company issued the Foundation warrants in August 2002 to purchase 500,000 shares of common stock and has donated subscriptions to the Company’s service to qualified non-profit organizations. The fair value of these donated subscriptions is currently approximately $300,000 per month. The Company plans to continue providing free subscriptions to qualified nonprofit organizations.

Compensation Committee Interlocks and Insider Participation

During fiscal 2005, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

10b5-1 Trading Plans

The following executive officers and directors currently have 10b5-1 trading plans in place: Marc Benioff, Steve Cakebread, Jim Cavalieri, Parker Harris, David Moellenhoff, Jim Steele, Patricia Sueltz and Larry Tomlinson. Certain other employees of the Company have also implemented 10b5-1 trading plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended January 31, 2005, the Company believes that all Reporting Persons complied with all applicable reporting requirements, except that David Schellhase filed one late report covering one transaction.

COMMITTEE REPORTS

The following reports by our Compensation Committee and Audit Committee shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. The reports shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is comprised of members of the Company’s Board of Directors that the Board of Directors has determined are independent, as such term is defined under the NYSE listing standards, the rules and regulations of the SEC and the standards for independence adopted by the Board of Directors. The current members of the Compensation Committee are Messrs. Ramsey and Sclavos. Mr. Ramsey serves as chair of the Compensation Committee. Mr. Sclavos was appointed to the Compensation Committee in December 2004 following the resignation of Ms. Magdalena Yesil from the Board of Directors.

The Company’s compensation programs, including compensation arrangements and equity plans, are administered by the Compensation Committee. Our role is detailed in the Compensation Committee Charter, which was adopted by the Board in April 2004. Specifically, we:

•	Determine and approve all compensation for the Chief Executive Officer and all other executive officers of the Company, including salary and incentive-based and equity-based compensation, as appropriate;

•	Review and approve annual performance objectives and goals relevant to compensation for the Chief Executive Officer and evaluate the performance of the Chief Executive Officer in light of these goals and objectives;

•	Consider, in determining the long-term incentive component of compensation for the Chief Executive Officer, the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the Company’s Chief Executive Officer in past years; and

•	Develop, or review and approve, and administer incentive-based or equity-based compensation plans in which the Company’s executive officers participate, including the delegation of authority, as appropriate, to members of the Company’s management team with respect to incentive-based or equity-based compensation for all non-executive officer employees of the Company.

Compensation Philosophy

We believe that the Company’s executive compensation programs should support the Company’s objective of creating value for its stockholders. Accordingly, we believe that executive officers and other key employees should have a significant stake in the Company’s stock performance and that compensation programs should link executive compensation to stockholder value. For this reason, we strive to ensure that the Company’s executive officer compensation programs are designed to enable the Company to attract, retain, motivate and reward highly qualified executive officers while maintaining strong and direct links between executive pay, individual performance, the Company’s financial performance and stockholder returns. One of the ways we have sought to accomplish this is by making a significant portion of individual compensation directly dependent on the Company’s achievement of financial goals, and by providing significant rewards for exceeding those goals. We believe that strong financial performance, on a sustained basis, is an effective means of enhancing long-term stockholder return.

We consider three major elements in our compensation program: (i) base salary; (ii) annual incentives; and (iii) long-term equity incentives. We believe that offering the executive team a total compensation package with a strong at-risk, pay-for-performance component helps to achieve the Company’s objective of creating value for its stockholders. Each of the three major elements in our compensation program is discussed in detail below, but in general this means:

•	Base salaries are competitive with comparable public technology companies relative to similar positions.

•	Annual incentive opportunities are based principally on the Company’s overall corporate performance and the executive’s attainment of individual goals. We believe the structure of our annual incentive opportunities fosters a performance-driven culture.

•	Long term incentives, such as equity compensation awards, are structured to encourage our executive team to manage from the perspective of owners in the Company and to reward executives and other key employees for maximizing long-term stockholder value.

We believe that the compensation practices of many different companies within the technology industry are relevant to establishing the Company’s compensation programs and executive compensation for each year. Specifically, we strive to ensure that the Company’s compensation programs and executive compensation are competitive, taking into account pay practices at other companies considered by us to be comparable and with whom we compete for executive talent each year, based on industry, revenues and other factors. The Compensation Committee met periodically throughout the year to review, discuss and analyze data provided by management and by outside compensation consultants retained by management to assist us in evaluating the Company’s relative market position and to assist in designing compensation programs. In addition, in March 2005, we retained an independent executive compensation consultant for the purpose of providing us information on the competitiveness of the Company’s compensation programs and advising us on executive compensation.

We have from time to time also evaluated the potential costs to the Company in the event of a change in control under the change in control arrangements with Mr. Cakebread, Mr. Juster, Mr. Steele and Ms. Sueltz. Based on this review, we find the potential value of the acceleration of options in a change in control scenario in the aggregate to be reasonable and not excessive.

Salary

We believe that executive officers’ base salaries must be sufficiently competitive to attract and retain key executives. Accordingly, base pay and annual increases are determined through an analysis of each individual’s salary and total target compensation relative to salaries for similar positions at comparable companies and, to a lesser extent, through a subjective analysis of each individual’s experience and past and anticipated contributions to the Company’s success.

We review and set the Company’s executive officers’ base salaries, including those of the named executive officers, on an annual basis. This review occurred in January 2004 to confirm appropriate base salaries for fiscal 2005. Based on our review, we found the compensation of our named executive officers to be reasonable and not excessive. No changes were made to the base salaries of the named executive officers. As new executive officers were hired during fiscal 2005, we reviewed and approved base salaries in connection with their hire.

Annual Incentive Bonus

The Company promotes outstanding performance by rewarding executive officers for achieving specific performance objectives with an annual cash bonus paid through the Company’s bonus program. All of the Company’s executive officers and employees are eligible for annual bonus awards, excluding the Chief Executive Officer and sales and professional services employees.

At the start of the fiscal year, we establish specific corporate revenue and earnings objectives for the Company (the “Company Objectives”). These Company Objectives serve as a guideline for establishing a bonus pool to be divided among all executives and employees. However, even if the guideline criteria are met, we or management may decide not to establish a bonus pool. If a bonus pool is established, bonuses to executive officers are discretionary based on the Company’s attainment of Company Objectives and on each executive officer’s individual performance. Key performance criteria for evaluating executive officers include business and financial objectives, and management and organizational goals, as well as other relevant factors as determined by us with input from the Company’s senior management. We review these criteria annually.

If the Company fails to fully meet the Company Objectives or the executive officer fails to fully meet the individual’s objectives, the award may be significantly reduced or even eliminated. Conversely, if the objectives are overachieved, awards may be significantly increased above target thresholds.

At the end of the fiscal year, we review a performance report that summarizes management’s view regarding whether, and to what extent, the Company Objectives were met for the prior fiscal year. We verify the Company’s actual revenues and earnings for each performance period, review management’s recommendation for the resulting aggregate bonus awards and approve an aggregate award amount. We also review and approve the individual bonus recommendations for the Company’s executive officers. The Company’s Chief Executive Officer also approves the bonus recommendations for the executive officers.

Based on the Company’s performance in fiscal 2005 and individual performance, incentive bonuses pursuant to the Company’s bonus program were paid to the named executive officers as follows:

Marc Benioff	$—
Jim Steele	$438,000
Pat Sueltz	$118,790
Steve Cakebread	$182,500
Jim Cavalieri	$169,250
David Moellenhoff	$169,250

At his request, our Chief Executive Officer was not paid a bonus in fiscal 2005. In addition and in accordance with the terms of their letters of employment, during fiscal 2005 Mr. Cakebread was also paid a bonus of $25,000 and Ms. Sueltz was paid a bonus of $150,000.

Equity Compensation

The third component of the Company’s executive compensation program consists of stock option grants. We continue to believe that stock option grants are important for motivating executive officers and other employees to increase stockholder value over the long term. We granted stock options to certain of our executive officers in fiscal 2005. Each stock option grant to an executive officer is designed to be competitive with those offered by comparable companies for the executive’s job level, to reflect the Company’s assessment of the executive’s ongoing contributions to the Company, to create an incentive to remain with the Company and to provide a long-term incentive to help the Company achieve its financial and strategic objectives.

In determining the amount of stock options granted to an individual executive, the Compensation Committee considers such factors as (i) awards previously granted to an individual; (ii) an individual’s outstanding awards; (iii) the vesting schedule of the individuals’ outstanding awards; (iv) the aggregate total of all outstanding options and awards; and (v) the relative quantities of awards offered by comparable companies to executives in comparable positions. Special additional stock options may be granted or approved from time to time to executive officers in connection with promotions, assumption of additional responsibilities and other factors.

Under the Company’s existing stock option plans, we grant stock options with an exercise price per share equal to the market price of our common stock on the date of grant. All options are subject to vesting provisions to encourage officers to remain employed with the Company.

Compensation of Chief Executive Officer

The Compensation Committee uses the procedures described above in setting the annual salary, bonus and stock option awards for Marc Benioff, the Company’s Chairman of the Board of Directors and Chief Executive Officer. At his request, during fiscal 2005 we paid Mr. Benioff a base salary of $10 per year for the services he performs as the Company’s Chief Executive Officer, did not award him a bonus and did not grant him any stock options. Also at his request, Mr. Benioff receives no additional material compensation or benefits not provided to all executives and receives no additional compensation for serving as Chairman of the Board of Directors.

Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations adopted thereunder by the Internal Revenue Service, publicly held companies may be precluded from deducting certain compensation paid to certain executive officers in excess of $1.0 million in a year. The regulations exclude from this limit performance-based compensation and stock options provided certain requirements, such as stockholder approval within a specified period of time after we became a public company, are satisfied. Exceptions to this deductibility limit may be made for various forms of “performance-based” compensation. The Company believes that stock options awarded under the Company’s stock option plans and bonuses awarded under the Company’s bonus program can be excluded from calculating the $1.0 million limit. As a result and based on fiscal 2005 compensation levels, no such limits on the deductibility of compensation were applicable for any officer. We have not adopted a policy specifically prohibiting compensation at a level that would limit deductions. While we cannot predict how the deductibility limit may impact the Company’s compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance.

THE COMPENSATION COMMITTEE

Craig Ramsey (Chair)

Stratton Sclavos

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Role of the Audit Committee

The Audit Committee operates under a written charter adopted by the Board of Directors in April 2004 which provides that its functions include the oversight of the quality of the Company’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of the Company’s independent registered public accounting firm, Ernst & Young LLP, including reviewing their independence, reviewing and approving the planned scope of the Company’s annual audit, reviewing and pre-approving any non-audit services that may be performed by them, the oversight of the Company’s internal audit function, reviewing with management and the Company’s independent registered public accounting firm the adequacy of internal financial controls, and reviewing the Company’s critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. Ernst & Young LLP is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee this process. Ernst & Young LLP was not engaged to audit management’s assessment of internal controls over financial reporting or audit the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) for fiscal 2005.

Review of Audited Financial Statements for Fiscal Year ended January 31, 2005

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended January 31, 2005 with management. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young with that firm.

The Audit Committee considered the fees paid to Ernst & Young LLP for the provision of non-audit related services and does not believe that these fees compromise Ernst & Young LLP’s independence in performing the audit.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended January 31, 2005 for filing with the Securities and Exchange Commission.

In addition, the Audit Committee reviewed the Company’s efforts and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that Ernst & Young LLP is in fact “independent.”

THE AUDIT COMMITTEE

Larry Tomlinson (Chair)

Alan Hassenfeld

Sanford R. Robertson

STOCK PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of our previous or future filings with the SEC that might incorporate this proxy statement, in whole or in part, the following shall not be deemed to be incorporated by reference into any such filing.

The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the Standard & Poor’s 500 Index and the Nasdaq Computer & Data Processing Index for the period beginning on June 23, 2004 (the date our common stock commenced trading on the New York Stock Exchange) through January 31, 2005, assuming an initial investment of $100. Data for the Standard & Poor’s 500 Index and the Nasdaq Computer & Data Processing Index assume reinvestment of dividends.

The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our common stock.

Comparison of Cumulative Total Returns of salesforce.com, inc.

	6/23/04	6/30/04	7/30/04	8/31/04	9/30/04	10/29/04	11/30/04	12/31/04	1/31/05
salesforce.com, inc.	100.00	146.09	118.27	118.18	142.09	184.73	158.73	154.00	124.55
Standard & Poor’s 500 Index	100.00	99.72	96.30	96.52	97.42	98.79	102.60	105.93	103.25
Nasdaq Computer & Data Processing Index	100.00	100.88	92.12	86.60	89.85	95.37	101.56	104.79	100.45

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David Schellhase

Secretary

May 23, 2005

APPENDIX A

SALESFORCE.COM, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

I.	STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of salesforce.com, inc. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public, and on the Company’s compliance with legal and regulatory requirements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement of the Company’s independent auditor, review the performance of the Company’s internal audit function and prepare any reports required of the Committee under rules of the Securities and Exchange Commission (“SEC”).

The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Committee, at its discretion, has the authority to initiate investigations, and hire legal, accounting or other outside advisors or experts to assist the Committee, as it deems necessary to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

II.	ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall comprise three or more directors selected by the Board, each of whom shall satisfy the independence and experience requirements of the New York Stock Exchange and the SEC.

Each member of the Committee must be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment. In addition, at least one member shall be a financial expert as defined by applicable SEC regulations. No Committee member shall simultaneously serve on the audit committee of more than three public companies without prior disclosure to the Committee and the Board and an affirmative determination by the Board that such service does not impair the ability of such member to serve effectively on the Committee, which determination shall be disclosed in the annual proxy statement.

The members of the Committee shall be initially appointed by the Board and subsequently appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board either on the recommendation of the Nominating and Corporate Governance Committee or by its own initiative. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III.	MEETINGS

The Committee shall meet as often as it determines, but not less frequently than quarterly. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee. The Committee may form and delegate authority to subcommittees or to one or more members of the Committee, when appropriate. The

Committee shall meet with management, internal auditors and the independent auditor in separate executive sessions as appropriate. The Committee shall meet with the independent auditor and management on a quarterly basis to review the Company’s financial statements and financial reports. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will also record summaries of its recommendations to the Board in written form, which will be incorporated as part of the minutes of the Board meeting at which those recommendations are presented.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

To fulfill its responsibilities and duties, the Committee shall:

A.	Oversight of the Company’s Independent Auditor

1. Be directly and solely responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged by the Company for the purpose of preparing or issuing an audit report or related work, with each such auditor reporting directly to the Committee.

2. Periodically review and discuss with the independent auditor (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and (ii) any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended, including without limitation, descriptions of (x) all relationships between the independent auditor and the Company, (y) any disclosed relationships or services that may impact the independent auditor’s objectivity and independence and (z) whether any of the Company’s senior finance personnel were recently employed by the independent auditor.

3. Obtain and review annually a report from the independent auditor describing (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review or peer reviews or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues, and (iii) all relationships between the independent auditor and the Company.

4. Evaluate annually the qualifications, performance and independence of the independent auditor, including a review of whether the independent auditor’s quality-control procedures are adequate and a review and evaluation of the lead partner of the independent auditor, taking into account the opinions of management and the Company’s internal auditors, and report to the Board on its conclusions, together with any recommendations for additional action.

5. Consult with the independent auditor to assure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five years, consider issues related to the timing of such rotation and the transition to new lead and reviewing partners, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm, and report to the Board on its conclusions.

6. Approve in advance the engagement of the independent auditor for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the Committee’s responsibilities hereunder and (z) provide that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures, and (ii) the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, provided that (a) the decisions of such member(s) to grant any such pre-approval shall be presented to the Committee at its next scheduled meeting and (b) the Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (i)(x) and (y) above.

7. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit. Discuss with the independent auditor the responsibilities, budget and staffing of the internal audit functions.

8. Approve as necessary the termination of the engagement of the independent auditor.

9. Establish policies for the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, taking into account the impact of such policies on auditor independence.

10. Regularly review with the independent auditor any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements. Review with the independent auditor any accounting adjustments that were noted or proposed by the independent auditor but that were “passed” (as immaterial or otherwise), any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement, any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the independent auditor to the Company, or any other material written communication provided by the independent auditor to the Company’s management.

11. Review with the independent auditor the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that the independent auditor has discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

B.	Review of Financial Reporting, Policies and Processes

1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements.

3. Review and discuss with management and the independent auditor the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in the Company’s periodic reports.

4. Review and discuss earnings press releases and other information provided to securities analysts and rating agencies, including any “pro forma” or adjusted financial information.

5. Periodically meet separately with management, with internal auditors and with the independent auditor.

6. Review with management and the independent auditor any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

7. Review with management its assessment of the effectiveness and adequacy of the Company’s internal control structure and procedures for financial reporting (“Internal Controls”), review annually with the independent auditor the attestation to and report on the assessment made by management, and consider with management, the internal auditors and the independent auditor whether any changes to the Internal Controls are appropriate in light of management’s assessment or the independent auditor’s attestation.

8. To the extent that it deems appropriate, review with management its evaluation of the Company’s procedures and controls designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in such reports within the time periods specified by the SEC for the filing of such reports (“Disclosure Controls”), and consider whether any changes are appropriate in light of management’s evaluation of the effectiveness of such Disclosure Controls.

9. Review and discuss with management and the independent auditor any off-balance sheet transactions or structures and their effect on the Company’s financial results and operations, as well as the disclosure regarding such transactions and structures in the Company’s public filings.

10. Review with management and the independent auditor the effect of regulatory and accounting initiatives on the financial statements. Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in selection of an application of accounting principles. Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or management.

11. Review any analyses prepared by management and/or the independent or internal auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including the effects of alternative GAAP methods on the financial statements.

12. Review any special audit steps adopted in light of material control deficiencies. Review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

13. Review the appointment and replacement of the internal auditors.

14. Review the significant reports to management prepared by the internal auditors.

15. Discuss with management and the internal auditors the internal auditors’ responsibilities, budget and staffing and the planned scope of internal audits.

C.	Risk Management, Related Party Transactions, Legal Compliance and Ethics

1. Review with the chief executive and chief financial officer of the Company any report on significant deficiencies in the design or operation of the Internal Controls that could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in Internal Controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

2. Review and approve any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

4. In consultation as necessary with the Nominating and Corporate Governance Committee, review and adopt a Code of Business Conduct and Ethics for the Company’s employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, and directors. Such Code of Business Conduct and Ethics shall meet the requirements of Item 406 of the SEC’s Regulation S-K, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Business Conduct and Ethics. Review such Code of Business Conduct and Ethics periodically and recommend such changes to such Code of Business Conduct and Ethics as the Committee shall deem appropriate, and adopt procedures for monitoring and enforcing compliance with such Code of Business Conduct and Ethics.

5. Consult as necessary with the Nominating and Corporate Governance Committee regarding its consideration of a Code of Business Conduct and Ethics applicable to all employees and directors and required by the rules of the New York Stock Exchange, and adopt procedures for monitoring and enforcing compliance with such Code of Business Conduct and Ethics.

6. As requested by the Board, review and investigate conduct alleged by the Board to be in violation the Company’s Code of Business Conduct and Ethics, and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct.

7. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

8. Discuss guidelines and policies to govern the process by which risk assessment and management is undertaken and handled. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

9. Review with the Company’s general counsel and report to the Board on litigation, material government investigations and compliance with applicable legal requirements and the Company’s Code of Business Conduct and Ethics.

10. Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

11. Develop, in coordination with the Nominating and Corporate Governance Committee, and implement an annual performance evaluation of the Committee.

12. Regularly report to the Board on the Committee’s activities, recommendations and conclusions.

13. Review and reassess the Charter’s adequacy at least annually.

Mark this box with an X if you have made changes to your name or address details below.

Annual Meeting Proxy Card

A Election of Directors

A vote FOR the following proposals is recommended by the Board of Directors:

For Withhold

01.Marc Benioff

02. Alan Hassenfeld

B Issues

For Against Abstain

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2006.

3. With discretionary authority, upon such other matters as may properly come before the meeting. At this time, the persons making this solicitation know of no other matters to be presented at the meeting.

For planning purposes, please indicate if you plan to attend the Annual Meeting Yes No

C Authorized Signatures Sign Here This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as the name or names appear on the stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees and partners should indicate their positions when signing.

Signature 1Please keep signature within box Signature 2Please keep signature within box Date (dd/mm/yyyy)

ProxySALESFORCE.COM, INC.

Proxy for Annual Meeting of Stockholders Solicited by the Board of Directors

The undersigned hereby appoints Marc Benioff, Steve Cakebread and David Schellhase, or any of them, with full power of substitution, to represent the undersigned and to vote all the shares of common stock of salesforce.com, inc. (the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, July 14, 2005, at 2:00 p.m., local time, at The Fairmont Hotel, 950 Mason Street, San Francisco, California 94108 and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

This Proxy when properly signed will be voted in the manner directed on this Proxy by the undersigned. If no direction is made, this Proxy will be voted “FOR” the election of the named directors and “FOR” the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2006.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, Proxy Statement and the Company’s 2005 Annual Report.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO THE DATE SPECIFIED IN THE PROXY.

(Continued and to be dated and signed on the reverse side.)